Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER 2021 RESULTS

— Workplace and Health Order Rates Strengthened Throughout the Third Quarter and into April—
— Expects an Approximate 300-Basis Point Sequential Rebound in Gross Margin in the Fourth Quarter—
— On Track to Achieve $20 Million in Cost Savings in Fiscal 2021—
— Expansion into New Health End Markets, New Work from Home Portfolio and New Poppin Categories to Drive Future Market Share Gains—

JASPER, IN (May 4, 2021) - Kimball International, Inc. (NASDAQ: KBAL) today announced results for the quarter ended March 31, 2021.
Selected Financial Highlights:
Third Quarter FY 2021
•Net sales of $138.7 million
•Gross margin was 28.7%
•Net loss of $4.5 million; Adjusted net loss was $1.0 million
•Diluted EPS of $(0.12); Adjusted diluted EPS was $(0.03)
•Adjusted EBITDA of $1.9 million
•Backlog of $129.6 million
Management Commentary

CEO Kristie Juster commented, “In the third quarter, we moved ahead with several important initiatives aligned with our strategy to drive sustainable share gains, as our end markets adapt to a post-pandemic operating environment.
Although challenging business conditions persisted throughout what is our seasonally slowest quarter, we were pleased to see order rates in our Workplace and Health end markets improve progressively during the period, and that positive trend continued into April. Additionally, our bidding activity in the third quarter was substantially higher sequentially in both Workplace and Health, which together accounted for nearly 80% of our fiscal year-to-date sales.
As expected, the impact of inflationary pressures on raw materials and continued high logistics costs were most pronounced in the third quarter and will begin to be mitigated in future quarters by our recent price increases and continued manufacturing cost savings which will drive substantial improvement in gross margin levels in the fourth quarter.

“In the third quarter, we also made significant progress in our Health business qualifying over 100 additional products into the US Department of Veterans Affairs. We continue to gain traction by leading with our health experts in addressing the needs of the top health and government systems and are expanding our reach into adjacent health categories. In Hospitality, custom product, which has higher margins, accounted for 50% of our year-to-date sales in this market, up from 30% one year ago. We expect the recovery in Hospitality to be uneven and phased as leisure, business and international travel each ramps at a different pace, and we continue to closely manage our costs in this area.”

“At Kimball International, we have been actively engaged in understanding The Future of Work. At the center of the new forming hybrid model is a belief that flexibility in where you work will allow employers to attract, retain and develop the most qualified and diverse workforce. It is clear the office plays a crucial role as the centralized hub for collaboration, learning and teamwork, complemented by both work from home and satellite locations. Our third quarter activity shows the rapid pace at which we are launching new products to support wherever work happens. Poppin launched Spaces which is a first ever system of flexible walls for open spaces, National launched Eklund flexible seating solution for open social settings, and Etc. expanded our work from home desk assortment. Later in May, we also will move forward with the full roll out of Poppin Pro into the Kimball International Dealer Network. Our powerful portfolio of brands and range of options allows us to support the needed flexibility and adaptability to plan for today and tomorrow.

Overview

Third Quarter Fiscal 2021 Results

Consolidated net sales were $138.7 million, compared to $178.2 million in the prior year third quarter. Organic net sales were $129.8 million. Gross margin of 28.7%, was impacted by higher domestic and ocean freight costs, raw material inflation, higher healthcare costs and the loss of leverage on a lower revenue base. Selling and administrative expenses (S&A) of $44.9 million declined $0.7 million compared to the prior year. Adjusted selling and administrative expenses were $42.6 million or 30.8% of net sales, compared to $47.2 million or 26.5% of net sales in last year’s third quarter. Our transformation plan benefits totaled $6.0 million in the third quarter. The net loss was $4.5 million, or $(0.12) per diluted share, compared to earnings per diluted share of $0.25 reported in the fiscal 2020 third quarter. Adjusted net loss and adjusted earnings per share, which exclude intangible amortization expense and acquisition-related and restructuring charges were $1.0 million, and $(0.03), respectively. Adjusted EBITDA was $1.9 million compared to $17.5 million in the year ago quarter.

The Company ended the third quarter in a strong financial position, with $117.3 million in short-term liquidity available, which includes cash, cash equivalents, and short-term investments plus the unused amount of our credit facility. Kimball International returned $4.8 million to shareholders in the form of dividends and share repurchases in the third quarter.

Net Sales by End Market
	Three Months Ended			Nine Months Ended
(Unaudited)	March 31,			March 31,
(Amounts in Millions)	2021	2020	% Change	2021	2020	% Change
Workplace	$78.9	$104.3	(24%)	$261.6	$344.4	(24%)
Health	24.6	30.2	(19%)	72.2	87.3	(17%)
Hospitality	35.2	43.7	(19%)	89.0	140.1	(36%)
Total Net Sales	$138.7	$178.2	(22%)	$422.8	$571.8	(26%)

Summary and Outlook

“The cadence of Workplace and Health business activity improved as we moved through the third quarter and into April, which supports our view that the industry is showing signs of recovery, and Kimball International is positioned to capture market share gains given our focus on higher growth markets, products and geographies.

“We believe that our commitment to secondary markets and our expertise in ancillary product will be an advantage as the Workplace end market recovers. We expect the return to work will occur faster in the secondary markets, which represents almost 80% of our Workplace business. As the new workplace is forming, we expect the ancillary category to play a key role as companies and institutions adjust layouts to foster collaboration, safety and wellness, and amenity-rich spaces. Additionally, with Poppin we have gained a digital lead generation engine and direct platform that addresses the needs of the quickly forming new workplace including work from home and significantly expands the reach of Kimball International.

“Based on current backlog and order flows we expect fourth quarter revenue to be similar to third quarter levels, representing a sequential increase in Workplace and Health, offset by a sequential decline in Hospitality. Gross margin is expected to rebound considerably, expanding by approximately 300 basis points. We have achieved year-to-date cost savings of $16.8 million, supporting our projection for cost savings of $20 million in full year fiscal 2021. We plan to re-invest a portion of these savings in the fourth quarter, as we increase our S&A spend in anticipation of a business recovery in fiscal 2022 and the continued expansion of Poppin.

“Kimball International ended the first nine months of fiscal 2021 in a strong financial position and has entered the fourth quarter with a clear path forward as we continue to execute on our Connect 2.0 strategy and to complete the stage one priorities associated with the Poppin acquisition. We appreciate the continued support of our employees who have enabled the company to demonstrate continued resilience while operating under difficult business conditions, and we are confident in our growth prospects for the periods ahead,” Ms. Juster concluded.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statements of income, statements of comprehensive income, balance sheets, or statements of cash flows of the Company. The non-GAAP financial measures used within this release are (1) organic net sales, defined as net sales excluding acquisition-related net sales; (2) adjusted selling and administrative expense; (3) adjusted EBITDA; (4) adjusted operating income (loss); (5) adjusted net income (loss); and (6) adjusted diluted earnings (loss) per share. Adjusted operating income, adjusted net income, and adjusted diluted earnings per share each exclude restructuring expense, CEO transition costs, acquisition-related amortization and inventory valuation adjustments, and costs of the acquisition from the GAAP income measure. Adjusted selling and administrative expense excludes market value adjustments related to the SERP liability, CEO transition costs, acquisition-related amortization, and costs of acquisition from the GAAP income measure. Additionally, adjusted operating income excludes market value adjustments related to the SERP liability. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation expense, amortization expense, restructuring expense, CEO transition costs, acquisition-related inventory valuation adjustments, and costs of acquisition. A reconciliation of the reported GAAP numbers to the non-GAAP financial measures is included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes that Adjusted EBITDA and other metrics excluding restructuring expense, CEO transition expenses, market value adjustments related to the SERP liability, and acquisition-related adjustments are useful measurements to assist investors in comparing our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect our core operating performance.

The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Forward-Looking Statements

This document may contain certain forward-looking statements about the Company, such as discussions of Company’s pricing trends, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” “beginning to,” “will,” “should,” “would,” “resume” or similar statements. We caution that forward-looking statements are subject to known and unknown risks and uncertainties that may cause the Company’s actual future results and performance to differ materially from expected results including, but not limited to, the possibility that any of the anticipated benefits of the transaction between the Company and Poppin will not be realized or will not be realized within the expected time period; the risk that integration of the operations of Poppin with the Company will be materially delayed or will be more costly or difficult than expected; the effect of the announcement of the Poppin transaction, including on customer relationships and operating results; the risk that any projections or guidance by the Company, including revenues, margins, earnings, or any other financial results are not realized; adverse changes in global economic conditions; successful execution of Phase 2 of the Company restructuring plan; the impact on the Company of changes in tariffs; increased global competition; significant reduction in customer order patterns; loss of key suppliers; loss of or significant volume reductions from key contract customers; financial stability of key customers and suppliers; relationships with strategic customers and product distributors; availability or cost of raw materials, components and freight; changes in the regulatory environment; global health concerns (including the impact of the COVID-19 outbreak); or similar unforeseen events. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Form 10-K filing for the fiscal year ended June 30, 2020 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	May 4, 2021
Time:	5:00 PM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball International’s Investor Relations website at www.ir.kimballinternational.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.
About Kimball International, Inc.

Kimball International is a leading omnichannel commercial furnishings company. For over 70 years, we have crafted design-driven furnishings that help our customers shape ordinary spaces into vibrant places that spark collaboration, relaxation, wellness, and discovery. Our family of brands includes Kimball, National, Etc., Interwoven, Kimball Hospitality, D’style and Poppin. To learn more about Kimball International, Inc. (KBAL), visit www.kimballinternational.com.

Financial highlights for the third quarter ended March 31, 2021 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	March 31, 2021		March 31, 2020
Net Sales	$138,676	100.0%	$178,174	100.0%
Cost of Sales	98,843	71.3%	117,680	66.0%
Gross Profit	39,833	28.7%	60,494	34.0%
Selling and Administrative Expenses	44,930	32.4%	45,606	25.6%
Restructuring Expense	2,617	1.9%	818	0.5%
Operating Income (Loss)	(7,714)	(5.6%)	14,070	7.9%
Other Income (Expense), net	193	0.2%	(1,713)	(1.0%)
Income (Loss) Before Taxes on Income	(7,521)	(5.4%)	12,357	6.9%
Provision (Benefit) for Income Taxes	(2,992)	(2.1%)	2,906	1.6%
Net Income (Loss)	$(4,529)	(3.3%)	$9,451	5.3%

Earnings (Loss) Per Share of Common Stock:
Basic	$(0.12)		$0.26
Diluted	$(0.12)		$0.25

Average Number of Total Shares Outstanding:
Basic	36,860		36,813
Diluted	36,860		37,089

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except per share data)	March 31, 2021		March 31, 2020
Net Sales	$422,817	100.0%	$571,790	100.0%
Cost of Sales	285,079	67.4%	375,585	65.7%
Gross Profit	137,738	32.6%	196,205	34.3%
Selling and Administrative Expenses	132,584	31.4%	146,239	25.6%
Restructuring Expense	8,473	2.0%	6,564	1.1%
Operating Income (Loss)	(3,319)	(0.8%)	43,402	7.6%
Other Income, net	2,419	0.6%	57	0.0%
Income (Loss) Before Taxes on Income	(900)	(0.2%)	43,459	7.6%
Provision (Benefit) for Income Taxes	(919)	(0.2%)	11,585	2.0%
Net Income	$19	0.0%	$31,874	5.6%

Earnings Per Share of Common Stock:
Basic	$0.00		$0.86
Diluted	$0.00		$0.86

Average Number of Total Shares Outstanding:
Basic	36,932		36,890
Diluted	37,529		37,234

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2021	June 30, 2020
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$33,451	$91,798
Short-term investments	501	5,294
Receivables, net	47,370	68,365
Inventories	58,419	49,857
Prepaid expenses and other current assets	19,946	16,869
Assets held for sale	0	215
Property and Equipment, net	88,244	92,041
Right of use operating lease assets	16,867	16,461
Goodwill	83,133	11,160
Other Intangible Assets, net	67,239	13,949
Deferred Tax Assets	12,587	7,485
Other Assets	18,517	12,773
Total Assets	$446,274	$386,267

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$40,000	$0
Current maturities of long-term debt	2,220	27
Accounts payable	37,742	40,229
Customer deposits	24,330	19,649
Current portion of operating lease liability	6,505	4,886
Dividends payable	3,647	3,454
Accrued expenses	32,385	41,076
Long-term debt, less current maturities	392	109
Long-term operating lease liability	14,128	16,610
Contingent earn-out liability	31,790	0
Other	16,676	15,431
Shareholders’ Equity	236,459	244,796
Total Liabilities and Shareholders’ Equity	$446,274	$386,267

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2021	2020
Net Cash Flow provided by Operating Activities	$27,330	$17,368
Net Cash Flow used for Investing Activities	(110,064)	(312)
Net Cash Flow provided by (used for) Financing Activities	27,668	(13,612)
Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(55,066)	3,444
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	92,444	73,837
Cash, Cash Equivalents, and Restricted Cash at End of Period	$37,378	$77,281

Orders Received by End Market
	Three Months Ended			Nine Months Ended
(Unaudited)	March 31,			March 31,
(Amounts in Millions)	2021	2020	% Change	2021	2020	% Change
Workplace *	$88.7	$113.2	(22%)	$255.3	$354.1	(28%)
Health	26.2	29.3	(11%)	75.9	91.7	(17%)
Hospitality	12.2	50.1	(76%)	70.7	152.0	(53%)
Total Orders	$127.1	$192.6	(34%)	$401.9	$597.8	(33%)

* Workplace end market includes education, government, commercial, and financial vertical markets and eBusiness

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Organic Net Sales
	Three Months Ended	Nine Months Ended
	March 31,	March 31,
	2021	2020
Net Sales, as reported	$138,676	$422,817
Less: Poppin acquisition net sales	8,868	11,546
Organic Net Sales	$129,808	$411,271

Adjusted Selling and Administrative Expense
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Selling and Administrative Expense, as reported	$44,930	$45,606	$132,584	$146,239
Less: Pre-tax Expense Adjustment to SERP Liability	(428)	1,784	(2,567)	1,010
Less: Pre-tax CEO Transition Costs	(141)	(175)	(423)	(525)
Less: Pre-tax Acquisition-related Amortization	(1,671)	0	(2,066)	0
Less: Pre-tax Costs of Acquisition	(47)	0	(3,435)	0
Adjusted Selling and Administrative Expense	$42,643	$47,215	$124,093	$146,724
Adjusted Selling and Administrative Expense %	30.8%	26.5%	29.3%	25.7%

Adjusted Operating Income (Loss)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Operating Income (Loss), as reported	$(7,714)	$14,070	$(3,319)	$43,402
Add: Pre-tax Restructuring Expense	2,617	818	8,473	6,564
Add: Pre-tax Expense Adjustment to SERP Liability	428	(1,784)	2,567	(1,010)
Add: Pre-tax CEO Transition Costs	141	175	423	525
Add: Pre-tax Acquisition-related Amortization	1,671	0	2,066	0
Add: Pre-tax Acquisition-related Inventory Valuation Adjustment	247	0	289	0
Add: Pre-tax Costs of Acquisition	47	0	3,435	0
Adjusted Operating Income (Loss)	$(2,563)	$13,279	$13,934	$49,481
Adjusted Operating Income (Loss) %	(1.8%)	7.5%	3.3%	8.7%

Adjusted Net Income (Loss)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Net Income (Loss), as reported	$(4,529)	$9,451	$19	$31,874

Pre-tax Restructuring Expense	2,617	818	8,473	6,564
Tax on Restructuring Expense	(673)	(211)	(2,181)	(1,690)
Add: After-tax Restructuring Expense	1,944	607	6,292	4,874
Pre-tax CEO Transition Costs	141	175	423	525
Tax on CEO Transition Costs	(36)	(45)	(108)	(135)
Add: After-tax CEO Transition Costs	105	130	315	390
Pre-tax Acquisition-related Amortization	1,671	0	2,066	0
Tax on Acquisition-related Amortization	(430)	0	(532)	0
Add: After-tax Acquisition-related Amortization	1,241	0	1,534	0
Pre-tax Acquisition-related Inventory Valuation Adjustment	247	0	289	0
Tax on Acquisition-related Inventory Valuation Adjustment	(64)	0	(75)	0
Add: After-tax Acquisition-related Inventory Adjustment	183	0	214	0
Pre-tax Costs of Acquisition	47	0	3,435	0
Tax on Costs of Acquisition	(12)	0	(884)	0
Add: After-tax Costs of Acquisition	35	0	2,551	0
Adjusted Net Income (Loss)	$(1,021)	$10,188	$10,925	$37,138

Adjusted Diluted Earnings (Loss) Per Share
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Diluted Earnings (Loss) Per Share, as reported	$(0.12)	$0.25	$0.00	$0.86
Add: After-tax Restructuring Expense	0.05	0.02	0.17	0.13
Add: After-tax CEO Transition Costs	0.00	0.00	0.01	0.01
Add: After-tax Acquisition-related Amortization	0.03	0.00	0.04	0.00
Add: After-tax Acquisition-related Inventory Valuation Adjustment	0.01	0.00	0.01	0.00
Add: After-tax Costs of Acquisition	0.00	0.00	0.07	0.00
Adjusted Diluted Earnings (Loss) Per Share	$(0.03)	$0.27	$0.30	$1.00

Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Net Income (Loss)	$(4,529)	$9,451	$19	$31,874
Provision (Benefit) for Income Taxes	(2,992)	2,906	(919)	11,585
Income (Loss) Before Taxes on Income	(7,521)	12,357	(900)	43,459
Interest Expense	177	21	263	65
Interest Income	(59)	(386)	(248)	(1,482)
Depreciation	3,708	3,861	10,836	11,337
Amortization	2,510	639	4,212	1,707
Pre-tax Restructuring Expense	2,617	818	8,473	6,564
Pre-tax CEO Transition Costs	141	175	423	525
Pre-tax Acquisition-related Inventory Valuation Adjustment	247	0	289	0
Pre-tax Costs of Acquisition	47	0	3,435	0
Adjusted EBITDA	$1,867	$17,485	$26,783	$62,175
Adjusted EBITDA %	1.3%	9.8%	6.3%	10.9%

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Nine Months Ended
(Unaudited)	March 31,		March 31,
(Amounts in Thousands)	2021	2020	2021	2020
Interest Income	$59	$386	$248	$1,482
Interest Expense	(177)	(21)	(263)	(65)
Gain (Loss) on Supplemental Employee Retirement Plan Investments	428	(1,784)	2,567	(1,010)
Other Non-Operating Expense	(117)	(294)	(133)	(350)
Other Income (Expense), net	$193	$(1,713)	$2,419	$57